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                                                                   EXHIBIT 99.1


                 ChevronTexaco Amends Stockholder Rights Plan

SAN FRANCISCO, Nov. 19, 2002 - ChevronTexaco (NYSE: CVX) today announced that it has amended its Stockholders' Rights Plan to expire on November 23, 2003, five years earlier than the initial final expiration date of the Plan.

        At its meeting on October 30, the Board of Directors adopted a proposal to shorten the term of the Rights Plan recommended by the Board Nominating and Governance Committee, which is composed exclusively of non-employee directors. The Board Nominating and Governance Committee made the recommendation after reviewing the slim majority of support by stockholders for ChevronTexaco's position concerning the Corporation's Rights Plan. A stockholder proposal to require stockholder approval for the Rights Plan, or its repeal, was narrowly defeated by 50.6% of shares voted at the 2002 Annual Meeting.

        The Board of Directors believes that amending the plan to accelerate its expiration date is a responsible and appropriate response to the recent stockholder vote. Following the expiration of the amended plan in November
2003, the Board would be free to adopt a new plan.


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11/19/02

Contact: Nicole Hodgson -- 415/894-4246